EXHIBIT 23.2

CONSENT OF RYDER SCOTT COMPANY, L.P.
Northern Oil and Gas, Inc.
601 Carlson Pkwy - Suite 990
Minnetonka, Minnesota 55305
The undersigned hereby consents to the references to our firm in the form and context in which they appear in the post-effective amendments to Registration Statements on Form S-3 (File No. 333-205619), on Form S-4 (File No. 333-216887) and Form S-8 (File Nos. 333-188999, 333-205617 and 333-212929) of Northern Oil and Gas, Inc. We hereby further consent to the incorporation by reference in such Registration Statements of the following, each of which were included in the Annual Reports on Form 10-K of Northern Oil and Gas, Inc. for the years ended December 31, 2017, 2016 and 2015: (i) estimates of oil and gas reserves contained in such Annual Reports and (ii) our reports dated February 2, 2018, February 7, 2017 and February 9, 2016.

RYDER SCOTT COMPANY, L.P.
/s/ Ryder Scott Company, L.P.
Denver, Colorado
May 30, 2018